Product Supplement No. STOCK SUN-1 (To Prospectus dated April 20, 2009 and Series L Prospectus Supplement dated April 21, 2009) August 9, 2010	Filed Pursuant to Rule 424 (b)(5) Registration No. 333-158663

Market-Linked Step Up Notes

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The notes are unsecured senior debt securities issued by Bank of America Corporation. The notes are not principal protected. Payment of the Redemption Amount (as defined below) at maturity is subject to our credit risk. We will not pay interest on the notes.

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This product supplement describes the general terms of the notes and the general manner in which they may be offered and sold. For each offering of the notes, we will provide you with a pricing supplement (which we may refer to as a “term sheet”) that will describe the specific terms of that offering. The term sheet will identify any additions or changes to the terms specified in this product supplement.

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The term sheet will also identify the underlying “Market Measure,” which, unless otherwise specified in the applicable term sheet, will be one or more equity securities of companies other than Bank of America Corporation and its affiliates.

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At maturity, you will receive a cash payment per unit of the notes (the “Redemption Amount”) based upon the direction of and percentage change in the value of the applicable Market Measure from the Starting Value to the Ending Value (each as defined below), calculated as described in this product supplement.

•	Unless the applicable term sheet provides otherwise:

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If the Ending Value is equal to or greater than the Starting Value but is equal to or less than the Step Up Value (as defined below), then the Redemption Amount will equal the Original Offering Price plus the Step Up Payment (as defined below). If the Ending Value is greater than the Step Up Value, then the Redemption Amount will equal the sum of (i) the Original Offering Price and (ii) the Original Offering Price multiplied by the percentage increase in the value of the Market Measure from the Starting Value to the Ending Value.

•	If the Ending Value is less than the Starting Value but is equal to or greater than the Threshold Value (as defined below), then the Redemption Amount will equal the Original Offering Price.

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If the Ending Value is less than the Threshold Value, then the Redemption Amount will equal the Original Offering Price minus the product of (i) the Original Offering Price and (ii) the percentage difference between the Ending Value and the Threshold Value.

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The Starting Value will be the value of the Market Measure on the date the notes are priced for initial sale to the public (the “pricing date”), as determined in the manner set forth in the applicable term sheet. The Step Up Value will be a value of the Market Measure that is a specified percentage above the Starting Value and will be determined on the pricing date. The Threshold Value will be a value of the Market Measure that is a specified percentage of the Starting Value and will be determined on the pricing date. The Ending Value will be the value of the Market Measure on a calculation day (as defined below) shortly before the maturity date of the notes, determined as described in this product supplement.

•	The “Step Up Payment” will be determined on the pricing date and will be a dollar amount that will be equal to a percentage of the Original Offering Price per unit.

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The notes will be issued in denominations of whole units. Each unit will have a public offering price as set forth in the applicable term sheet (the “Original Offering Price”). The term sheet may also set forth a minimum number of units that you must purchase.

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If provided for in the applicable term sheet, we may apply to have your notes listed on a securities exchange or quotation system. If approval of such an application is granted, your notes will be listed on the securities exchange or quotation system at the time of such approval. We make no representations, however, that your notes will be listed or, if listed, will remain listed for the entire term of your notes.

•	One or more of our affiliates, including Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”), may act as our selling agents to offer the notes.

The notes are unsecured and are not savings accounts, deposits, or other obligations of a bank. The notes are not guaranteed by Bank of America, N.A. or any other bank, are not insured by the Federal Deposit Insurance Corporation (the “FDIC”) or any other governmental agency and involve investment risks. Potential purchasers of the notes should consider the information in “Risk Factors” beginning on page S-8. You may lose some or all of your investment in the notes.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this product supplement, the prospectus supplement, or the prospectus. Any representation to the contrary is a criminal offense.

Merrill Lynch & Co.

SUMMARY

This product supplement relates only to the notes and does not relate to any underlying asset that comprises the Market Measure described in any term sheet. This summary includes questions and answers that highlight selected information from the prospectus, prospectus supplement, and this product supplement to help you understand the notes. You should read carefully the entire prospectus, prospectus supplement, and product supplement, together with the applicable term sheet, to understand fully the terms of your notes, as well as the tax and other considerations important to you in making a decision about whether to invest in any notes. In particular, you should review carefully the section in this product supplement entitled “Risk Factors,” which highlights a number of risks of an investment in the notes, to determine whether an investment in the notes is appropriate for you. If information in this product supplement is inconsistent with the prospectus or prospectus supplement, this product supplement will supersede those documents. However, if information in any term sheet is inconsistent with this product supplement, that term sheet will supersede this product supplement.

Certain capitalized terms used and not defined in this product supplement have the meanings ascribed to them in the prospectus supplement and prospectus.

In light of the complexity of the transactions described in this product supplement, you are urged to consult with your own attorneys and business and tax advisors before making a decision to purchase any of the notes.

The information in this “Summary” section is qualified in its entirety by the more detailed explanation set forth elsewhere in this product supplement, the prospectus supplement, and prospectus, and the applicable term sheet. You should rely only on the information contained in those documents. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor any selling agent is making an offer to sell the notes in any jurisdiction where the offer or sale is not permitted. You should assume that the information in this product supplement, the prospectus supplement, and prospectus, and the applicable term sheet, is accurate only as of the date on their respective front covers.

Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to Bank of America Corporation.

What are the notes?

The notes are senior unsecured debt securities issued by Bank of America Corporation, and are not guaranteed or insured by the FDIC or secured by collateral. The notes will rank equally with all of our other unsecured senior indebtedness from time to time outstanding, and any payments due on the notes, including any repayment of principal, will be subject to our credit risk. Each series of the notes will mature on the date set forth in the applicable term sheet. We cannot redeem the notes at any earlier date, except under the limited circumstances described in this product supplement. We will not make any payments on the notes until maturity. The notes are not principal protected.

The notes are designed for investors who are seeking exposure to a specific Market Measure, and who anticipate that the value of the Market Measure will increase over the term of the notes. If you invest in the notes, you must be willing to forgo interest payments on your investment, such as fixed or floating interest rates paid on conventional non-callable debt securities and must be willing to bear the risk of loss of all or substantially all of your investment.

Are the notes equity or debt securities?

The notes are our senior debt securities, and are not secured by collateral. The notes will differ from traditional debt securities in that their return is linked to the performance of the applicable Market Measure, and they are not principal protected. In addition, you will not receive interest payments.

Is it possible for you to lose some or all of your investment in the notes?

Yes. You will receive at maturity a Redemption Amount that is less than the Original Offering Price if the Ending Value is less than the Threshold Value. The amount of your loss will be determined based on the percentage decrease of the Market Measure in excess of the Threshold Value. As a result, you may lose all or a substantial portion of the amount that you invested to purchase the notes; however, in no event will you lose more than your initial investment. You should carefully review the applicable term sheet to determine the extent to which your principal is at risk.

In addition, all payments on the notes are subject to our credit risk. Further, if you sell the notes prior to maturity, you may find that the market value per note is less than the Original Offering Price.

What is the Market Measure?

The Market Measure will consist of one or more equity securities (each, an “Underlying Stock”) of companies (each, an “Underlying Company”) with a class of equity securities registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

If so specified in the applicable term sheet, the Market Measure may consist of a group, or “Basket,” of Underlying Stocks. We refer to each Underlying Stock included in any Basket as a “Basket Component.” If the Market Measure to which your notes are linked is a Basket, the Basket Components will be set forth in the applicable term sheet.

The applicable term sheet will set forth information as to the specific Market Measure, including information as to the historical values of the Market Measure. However, historical values of the Market Measure are not indicative of the future performance of the Market Measure or the performance of your notes.

How will the Redemption Amount be calculated?

At maturity, subject to our credit risk as issuer of the notes, and unless the applicable term sheet provides otherwise, you will receive the Redemption Amount per unit of the notes that you hold, denominated in U.S. dollars. In no event will the Redemption Amount be less than zero. The Redemption Amount will be calculated as follows:

•	If the Ending Value is equal to or greater than the Starting Value but is equal to or less than the Step Up Value, then the Redemption Amount will equal:

Original Offering Price + Step Up Payment

•	If the Ending Value is greater than the Step Up Value, then the Redemption Amount will equal:

Original Offering Price +	(	Original Offering Price x	[	Ending Value - Starting Value	]	)
Starting Value

•	If the Ending Value is less than the Starting Value but is equal to or greater than the Threshold Value, then the Redemption Amount will equal the Original Offering Price.

•	If the Ending Value is less than the Threshold Value, then the Redemption Amount will equal:

Original Offering Price -	(	Original Offering Price x	[	Threshold Value - Ending Value	]	)
Starting Value

The “Step Up Value” will be a value of the Market Measure that is a specified percentage above the Starting Value, as set forth in the applicable term sheet. If the Ending Value is equal to or greater than the Starting Value, but less than or equal to the Step Up Value, you will receive the Step Up Payment plus the Original Offering Price at maturity. If the Ending Value is greater than the Step Up Value, your return on the notes at maturity will equal the percentage increase in the Market Measure.

The “Step Up Payment” will be a dollar amount that will be equal to a percentage of the Original Offering Price. The Step Up Payment will be determined on the pricing date and set forth in the applicable term sheet.

The “Threshold Value” will be a value of the Market Measure that is a specified percentage of the Starting Value and will be less than or equal to 100%. The Threshold Value will be determined on the pricing date and set forth in the applicable term sheet. The Redemption Amount per unit of the notes will be less than the Original Offering Price if the Ending Value is less than the Threshold Value. If the Threshold Value is equal to 100% of the Starting Value, then the Redemption Amount for the notes will be less than the Original Offering Price if there is any decrease in the value of the Market Measure from the Starting Value to the Ending Value.

How will the Starting Value and the Ending Value be determined?

The “Starting Value” will be the price of the Underlying Stock determined as set forth in the applicable term sheet.

If the Market Measure consists of a Basket, the “Starting Value” will be equal to 100. We will assign each Basket Component a weighting (the “Initial Component Weight”) so that each Basket Component represents a percentage of the Starting Value on the pricing date. We may assign the Basket Components equal Initial Component Weights, or we may assign the Basket Components unequal Initial Component Weights. The Initial Component Weight for each Basket Component will be set forth in the applicable term sheet. See “Description of the Notes—Basket Market Measures.”

Unless otherwise specified in the applicable term sheet, the “Ending Value” will equal the Closing Market Price (as defined below) of the Market Measure on a specific calculation day that will be set forth in the applicable term sheet multiplied by the Price Multiplier (as defined below).

In the event that a Market Disruption Event occurs and is continuing on the calculation day, or if certain other events occur, the calculation agent will determine the Ending Value as set forth in the section “Description of the Notes—The Starting Value and the Ending Value.”

The “calculation day” will be a date shortly before the maturity date of the notes. The actual calculation day will be determined on the pricing date and set forth in the term sheet made available in connection with sales of the notes.

Can the maturity date be postponed if a Market Disruption Event occurs?

No. See the section entitled “Description of the Notes—Payment at Maturity.”

Who will determine the Redemption Amount?

The calculation agent will make all the determinations associated with the notes, such as determining the Starting Value, the Ending Value, and the Redemption Amount. Unless otherwise set forth in the applicable term sheet, we will appoint our affiliate, MLPF&S, or one of our other affiliates, to act as calculation agent for the notes. See the section entitled “Description of the Notes—Role of the Calculation Agent.”

Will you have an ownership interest in the securities that are represented by the Market Measure?

No. An investment in the notes does not entitle you to any ownership interest, including any voting rights, dividends paid, or other distributions, in any of the Underlying Stocks included in a Market Measure.

Who are the selling agents for the notes?

One or more of our affiliates, including MLPF&S, will act as our selling agents in connection with each offering of the notes and will receive a commission or an underwriting discount based on the number of units of the notes sold. None of the selling agents are your fiduciary or advisor, and you should not rely upon any communication from any of them in connection with the notes as investment advice or a recommendation to purchase the notes. You should make your own investment decision regarding the notes after consulting with your legal, tax, and other advisors.

How are the notes being offered?

We have registered the notes with the SEC in the United States. However, we will not register the notes for public distribution in any jurisdiction other than the United States. The selling agents may solicit offers to purchase the notes from non-U.S. investors in reliance on available private placement exemptions. See the section entitled “Supplemental Plan of Distribution—Selling Restrictions” in the prospectus supplement.

Will the notes be listed on an exchange?

If provided for in the applicable term sheet, we will apply to have your notes listed on a securities exchange or quotation system. If approval of such an application is granted, your notes will be listed on the securities exchange or quotation system at the time of such approval. We make no representations, however, that your notes will be listed or, if listed, will remain listed for the entire term of your notes.

Does ERISA impose any limitations on purchases of the notes?

Yes. An employee benefit plan subject to the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974, as amended (commonly referred to as “ERISA”), or a plan that is subject to Section 4975 of the Internal Revenue Code of 1986, as amended, or the “Code,” including individual retirement accounts, individual retirement annuities, or Keogh plans, or any entity the assets of which are deemed to be “plan assets” under the ERISA regulations, should not purchase, hold, or dispose of the notes unless that plan or entity has determined that its purchase, holding, or disposition of the notes will not constitute a prohibited transaction under ERISA or Section 4975 of the Code.

Any plan or entity purchasing the notes will be deemed to be representing that it has made that determination, or that a prohibited transaction class exemption (“PTCE”) or other statutory or administrative exemption exists and can be relied upon by such plan or entity. See the section entitled “ERISA Considerations.”

Are there any risks associated with your investment?

Yes. An investment in the notes is subject to risk. The notes are not principal protected. Please refer to the section entitled “Risk Factors” beginning on the following page of this product supplement and page S-4 of the prospectus supplement. If the applicable term sheet sets forth any additional risk factors, you should read those carefully before purchasing any notes.

RISK FACTORS

Your investment in the notes entails significant risks, many of which differ from those of a conventional debt security. Your decision to purchase the notes should be made only after carefully considering the risks of an investment in the notes, including those discussed below, with your advisors in light of your particular circumstances. The notes are not an appropriate investment for you if you are not knowledgeable about significant elements of the notes or financial matters in general.

General Risks Relating to the Notes

Your investment may result in a loss; there is no guaranteed return of principal. The notes are not principal protected. In addition, the notes do not pay interest. There is no fixed repayment amount of principal on the notes at maturity. If the Ending Value is less than the Threshold Value, then the Redemption Amount will be an amount in cash that reflects the percentage decrease of the Market Measure in excess of the Threshold Value, and it will be less than the Original Offering Price of the notes. As a result, depending on the performance of the Market Measure, you may lose all or a substantial portion of your investment. You should carefully review the applicable term sheet to determine the extent to which your principal is at risk, and whether an investment in the notes is appropriate in light of the amount of your investment that you are prepared to place at risk.

Your yield may be less than the yield on a conventional debt security of comparable maturity. There will be no periodic interest payments on the notes as there would be on a conventional fixed-rate or floating-rate debt security having the same maturity. Any yield that you receive on the notes, which could be negative, may be less than the return you would earn if you purchased a conventional debt security with the same maturity date. As a result, your investment in the notes may not reflect the full opportunity cost to you when you consider factors, such as inflation, that affect the time value of money.

You must rely on your own evaluation of the merits of an investment linked to the applicable Market Measure. In the ordinary course of their businesses, our affiliates may have expressed views on expected movements in a Market Measure or the components of a Market Measure, and may do so in the future. These views or reports may be communicated to our clients and clients of our affiliates. However, these views are subject to change from time to time. Moreover, other professionals who deal in markets relating to a Market Measure may at any time have significantly different views from those of our affiliates. You are encouraged to derive information concerning a Market Measure or its components from multiple sources, and you should not rely on the views expressed by our affiliates.

In seeking to provide you with what we believe to be commercially reasonable terms for the notes while providing MLPF&S or any other selling agents with compensation for its services, we have considered the costs of developing, hedging, and distributing the notes. In determining the economic terms of the notes, and consequently the potential return on the notes to you, a number of factors are taken into account. Among these factors are certain costs associated with creating, hedging, and offering the notes. In structuring the economic terms of the notes, we seek to provide you with what we believe to be commercially reasonable terms and to provide MLPF&S or any other applicable selling agent with compensation for its services in developing the securities. The price, if any, at which you could sell the notes in a secondary market transaction is expected to be affected by the factors that we considered in setting the economic terms of the notes, namely the selling agent commissions or underwriting discount paid in respect of the notes and other costs associated with the notes, and compensation for developing and hedging the notes. The quoted price of any of our affiliates for the notes, or the listed price in the case of listed notes, could be higher or lower than the Original Offering Price.

Assuming there is no change in the value of the applicable Market Measure and no change in market conditions or any other relevant factors, the price, if any, at which MLPF&S or another purchaser might be willing to purchase your notes in a secondary market transaction is expected to be lower than the Original Offering Price. This is due to, among other things, the fact that the Original Offering Price includes, and secondary market prices are likely to exclude, the selling agent commissions or underwriting discount paid with respect to, and the development and hedging costs associated with, the notes.

We cannot assure you that a trading market for the notes will ever develop or be maintained. Unless otherwise set forth in the applicable term sheet, we will not list the notes on any securities exchange. Even if an application were made to list the notes, we cannot assure you that the application will be approved or that the notes will be listed and, if listed, that they will remain listed for the entire term of the notes. We cannot predict how the notes will trade in the secondary market, or whether that market will be liquid or illiquid. You should be aware that the listing of the notes on any securities exchange will not necessarily ensure that a trading market will develop for the notes, and if a trading market does develop, that there will be liquidity in the trading market.

The development of a trading market for the notes will depend on our financial performance and other factors, including changes in the value of the Market Measure. The number of potential buyers of the notes in any secondary market may be limited. We anticipate that one or more of the selling agents will act as a market-maker for the notes that it offers, but none of them is required to do so. Any such selling agent may discontinue its market-making activities as to any series of the notes at any time. To the extent that a selling agent engages in any market-making activities, it may bid for or offer any series of the notes. Any price at which the selling agent may bid for, offer, purchase, or sell any notes may differ from the values determined by pricing models that it may use, whether as a result of dealer discounts, mark-ups, or other transaction costs. These bids, offers, or completed transactions may affect the prices, if any, at which those notes might otherwise trade in the market.

In addition, if at any time the applicable selling agent were to cease acting as a market-maker as to any series of the notes, it is likely that there would be significantly less liquidity in the secondary market. In such a case, the price at which those notes could be sold likely would be lower than if an active market existed.

Payments on the notes are subject to our credit risk, and changes in our credit ratings are expected to affect the value of the notes. The notes are our senior unsecured debt securities. As a result, your receipt of the Redemption Amount at maturity is dependent upon our ability to repay our obligations on the maturity date. This will be the case even if the value of the Market Measure increases after the pricing date. No assurance can be given as to what our financial condition will be on the maturity date. If we default upon our financial obligations, you may not receive the Redemption Amount payable under the terms of the notes.

In addition, our credit ratings are an assessment by ratings agencies of our ability to pay our obligations. Consequently, our perceived creditworthiness and actual negative or anticipated changes in our credit ratings prior to the maturity date may adversely affect the market value of the notes. However, because your return on the notes depends upon factors in addition to our ability to pay our obligations, such as the value of the applicable Market Measure, an improvement in our credit ratings will not reduce the other investment risks related to the notes.

The Redemption Amount will not be affected by all developments relating to the Market Measure. Changes in the value of the Market Measure during the term of the notes before the applicable calculation day will not be reflected in the calculation of the Redemption Amount. The calculation agent will calculate the Redemption Amount by comparing only the Starting Value to the Ending Value or the Threshold Value, as applicable. No other values of the Market Measure will be taken into account. As a result, you may receive a Redemption Amount that is less than the Original Offering Price of your notes, even if the value of the Market Measure has increased at certain times during their term before decreasing to a value on the calculation day that is less than the Threshold Value.

If the Market Measure to which your notes are linked is a Basket, changes in the value of one or more of the Basket Components may be offset by changes in the value of one or more of the other Basket Components. The Market Measure of your notes may consist of a Basket. In such a case, a change in the values of one or more of the Basket Components may not correlate with changes in the values of one or more of the other Basket Components. The values of one or more Basket Components may increase, while the values of one or more of the other Basket Components may not increase as much, or may even decrease. Therefore, in calculating the value of the Market Measure as of any time, increases in the value of one Basket Component may be moderated, or wholly offset, by lesser increases or decreases in the value of one or more of the other Basket Components. If the weightings of the applicable Basket Components are not equal, changes in the values of the Basket Components which are more heavily weighted could have a disproportionately adverse impact upon the notes.

If you attempt to sell the notes prior to maturity, their market value, if any, will be affected by various factors that interrelate in complex ways, and their market value may be less than their Original Offering Price. Unlike savings accounts, certificates of deposit, and other similar investment products, you have no right to have your notes redeemed prior to maturity. If you wish to liquidate your investment in the notes prior to maturity, your only option would be to sell them. At that time, there may be an illiquid market for the notes or no market at all. Even if you were able to sell your notes, there are many factors outside of our control that may affect their market value, some of which, but not all, are stated below. Some of these factors are interrelated in complex ways. As a result, the effect of any one factor may be offset or magnified by the effect of another factor. The following paragraphs describe the expected impact on the market value of the notes from a change in a specific factor, assuming all other conditions remain constant.

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Value of the Market Measure. Because the Redemption Amount is tied to the Ending Value, determined by reference to the value of the Market Measure on the applicable calculation day, we anticipate that the market value of the notes at any time generally will depend to a significant extent on the value of the Market Measure. The value of the Market Measure will be influenced by complex and interrelated political, economic, financial, and other factors that affect the capital markets generally, the markets on which the securities represented by the Market Measure are traded, and the market segments of which these assets are a part. Even if the value of the Market Measure increases after the applicable pricing date, if you are able to sell your notes before their maturity date, you may receive substantially less than the amount that would be payable at maturity based on that value because of the anticipation that the value of the Market Measure will continue to fluctuate until the Ending Value is determined. If you sell your notes when the value of the Market Measure is less than, or not sufficiently above the applicable Starting Value, then you may receive less than the Original Offering Price of your notes. In general, the market value of the notes will decrease as the value of the Market Measure decreases, and increase as the value of the Market Measure increases. However, as the value of the Market Measure increases or decreases, the market value of the notes is not expected to increase or decrease at the same rate.

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Volatility of the Market Measure. Volatility is the term used to describe the size and frequency of market fluctuations. The volatility of the Market Measure during the term of the notes may vary. In addition, an unsettled international environment and related uncertainties may result in greater market volatility, which may continue over the term of the notes. Increases or decreases in the volatility of the Market Measure may have an adverse impact on the market value of the notes.

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Economic and Other Conditions Generally. The general economic conditions of the capital markets in the United States, as well as geopolitical conditions and other financial, political, regulatory, and judicial events that affect stock markets generally, may affect the value of the Market Measure and the value of the notes.

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Interest Rates. We expect that changes in interest rates will affect the market value of the notes. In general, if U.S. interest rates increase, we expect that the market value of the notes will decrease, and conversely, if U.S. interest rates decrease, we expect that the market value of the notes will increase. The level of prevailing interest rates also may affect the U.S. economy and any applicable market outside of the U.S., and, in turn, the value of the Market Measure. If the Market Measure is, or if any components of any Market Measure are, traded in currencies other than the U.S. dollar, the level of interest rates in the relevant foreign countries may also affect their economies and in turn the value of the related Market Measure or component, and, thus, the market value of the notes may be adversely affected.

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Dividend Yields. In general for an Underlying Stock, if its dividend yield increases, we anticipate that the market value of the notes will decrease; conversely, if its dividend yield decreases, we anticipate that the market value of the notes will increase.

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Time to Maturity. We anticipate that the notes may have a market value that may be different from that which would be expected based on the levels of market interest rates and the then current value of the Market Measure. This difference will reflect a time premium or discount due to expectations concerning the value of the Market Measure during the period before the applicable maturity date. In general, as the time remaining to maturity decreases, the value of the notes will approach the amount that would be payable at maturity based on the then-current value of the Market Measure.

Purchases and sales by us and our affiliates may affect your return. We and our affiliates may from time to time buy or sell the Market Measures, components of Market Measures, or futures or options contracts on Market Measures or components of the Market Measures for our own accounts for business reasons. We also expect to enter into these transactions in connection with hedging our obligations under the notes. These transactions could affect the value of these components and, in turn, the value of a Market Measure in a manner that could be adverse to your investment in the notes. Any purchases or sales by us, our affiliates or others on our behalf on or before the applicable pricing date may temporarily increase or decrease the value of a Market Measure or components of a Market Measure. Consequently, the values of that Market Measure or components of that Market Measure may change subsequent to the pricing date of an issue of the notes, affecting the value of the Market Measure and therefore the market value of the notes.

Our trading and hedging activities may create conflicts of interest with you. We or one or more of our affiliates, including MLPF&S, may engage in trading activities related to the securities represented by the Market Measure that are not for your account or on your behalf. We and our affiliates from time to time may buy or sell the securities represented by the Market Measure or related futures or options contracts for our own accounts, for business reasons, or in connection with hedging our obligations under the notes. We also may issue, or our affiliates may underwrite, other financial instruments with returns based upon the applicable Market Measure. These trading and underwriting activities could affect the Market Measure in a manner that would be adverse to your investment in the notes.

We expect to enter into arrangements to hedge the market risks associated with our obligation to pay the Redemption Amount due on the maturity date. We may seek competitive terms in entering into the hedging arrangements for the notes, but are not required to do so, and we may enter into such hedging arrangements with one of our subsidiaries or affiliates. This hedging activity is expected to result in a profit to those engaging in the hedging activity, which could be more or less than initially expected, but which could also result in a loss for the hedging counterparty.

We or our affiliates may enter into these transactions on or prior to each pricing date, in order to hedge some or all of our anticipated obligations under the notes. This hedging activity could increase the value of the Market Measure on the applicable pricing date.

In addition, from time to time during the term of each series of the notes and in connection with the determination of the Ending Value, we or our affiliates may enter into additional hedging transactions or adjust or close out existing hedging transactions. We or our affiliates also may enter into hedging transactions relating to other notes or instruments that we issue, some of which may have returns calculated in a manner related to that of a particular series of the notes. We or our affiliates will price these hedging transactions with the intent to realize a profit, considering the risks inherent in these hedging activities, whether the value of the notes increases or decreases. However, these hedging activities may result in a profit that is more or less than initially expected, or could result in a loss.

These trading activities may present a conflict of interest between your interest in the notes and the interests we and our affiliates may have in our proprietary accounts, in facilitating transactions, including block trades, for our other customers, and in accounts under our management. These trading activities, if they influence the Market Measure or secondary trading in the notes, could be adverse to your interests as a beneficial owner of the notes.

Our hedging activities may affect your return on the notes and their market value. We, or one or more of our affiliates, including MLPF&S, may engage in hedging activities that may affect the value of the Market Measure. Accordingly, our hedging activities may increase or decrease the market value of the notes prior to maturity, or on the applicable calculation day and the applicable Redemption Amount. In addition, we or one or more of our affiliates, including MLPF&S, may purchase or otherwise acquire a long or short position in the notes. We or any of our affiliates, including MLPF&S, may hold or resell the notes. Although we have no reason to believe that any of those activities will have a material impact on the value of the Market Measure, we cannot assure you that these activities will not affect the value of the Market Measure and the market value of the notes prior to maturity or the Redemption Amount.

There may be potential conflicts of interest involving the calculation agent. We have the right to appoint and remove the calculation agent. One of our affiliates will be the calculation agent for the notes and, as such, will determine the Starting Value, the Ending Value, and the Redemption Amount. Under some circumstances, these duties could result in a conflict of interest between our affiliate’s status as our affiliate and its responsibilities as calculation agent. These conflicts could occur, for instance, in connection with the calculation agent’s determination as to whether a Market Disruption Event has occurred or if certain corporate events occur relating to an Underlying Stock-based Market Measure. See the sections entitled “Description of the Notes—Market Disruption Events,” and “Description of the Notes—Anti-Dilution Adjustments.” The calculation agent will be required to carry out its duties in good faith and using its reasonable judgment. However, because we expect to control the calculation agent, potential conflicts of interest could arise.

The U.S. federal income tax consequences of the notes are uncertain, and may be adverse to a holder of the notes. No statutory, judicial, or administrative authority directly addresses the characterization of the notes or securities similar to the notes for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the notes are not certain. Under the terms of the notes, you will have agreed with us to treat the notes as single financial contracts, as described under “U.S. Federal Income Tax Summary—General.” If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative characterization for the notes, the timing and character of income or loss with respect to the notes may differ. No ruling will be requested from the IRS with respect to the notes and no assurance can be given that the IRS will agree with the statements made in the section entitled “U.S. Federal Income Tax Summary.”

You are urged to consult with your own tax advisor regarding all aspects of the U.S. federal income tax consequences of investing in the notes.

Risks Relating to the Underlying Stocks

You will have no rights as a securityholder, you will have no rights to receive any of the securities represented by the Market Measure, and you will not be entitled to dividends or other distributions by the issuers of these securities. The notes are our debt securities. They are not equity instruments, shares of stock, or securities of any other issuer. Investing in the notes will not make you a holder of any of the securities represented by the Market Measure. You will not have any voting rights, any rights to receive dividends or other distributions, or any other rights with respect to those securities. As a result, the return on the notes may not reflect the return you would realize if you actually owned those securities and received the dividends paid or other distributions made in connection with them. This is because the calculation agent will calculate the Redemption Amount by reference to the Ending Value. Payments due on the notes will be paid in cash and you have no right to receive delivery of any of these securities.

No Underlying Company will have any obligations relating to the notes, and we will not perform any due diligence procedures with respect to any Underlying Company. We will not control any Underlying Company, and no Underlying Company will have authorized or approved the notes in any way. Furthermore, no Underlying Company will have any financial or legal obligation with respect to the notes or the amounts to be paid to you, including any obligation to take our needs or the needs of noteholders into consideration for any reason. No Underlying Company will receive any of the proceeds from any offering of the notes, and no Underlying Company will be responsible for, or participate in, the offering of the notes. No Underlying Company will be responsible for, or participate in, the determination or calculation of the Redemption Amount receivable by holders of the notes.

Neither we nor any selling agent will conduct any due diligence inquiry with respect to any Underlying Company in connection with an offering of the notes. Neither we nor any selling agent makes any representation as to the completeness or accuracy of publicly available information regarding the Underlying Company or as to the future performance of any Underlying Stock. Any prospective purchaser of the notes linked to an Underlying Stock should undertake such independent investigation of the Underlying Company as in its judgment is appropriate to make an informed decision with respect to an investment in the notes.

The Price Multiplier will not be adjusted for all corporate events that could affect the Underlying Stock. The Price Multiplier, and hence, the Ending Value, may be adjusted for the specified corporate events affecting the Underlying Stock, as described in the section entitled “Description of the Notes—Anti-Dilution Adjustments.” However, these adjustments do not cover all corporate events that could affect the market price of the Underlying Stock, such as offerings of common shares for cash or in connection with certain acquisition transactions. The occurrence of any event that does not require the calculation agent to adjust the Price Multiplier may adversely affect the determination of the Ending Value and the Redemption Amount, and, as a result, the market value of the notes.

If an Underlying Company is listed on a foreign exchange, your return may be affected by factors affecting international securities markets. An Underlying Stock may be listed on a non-U.S. stock exchange, in addition to its U.S. listing. Therefore, the return on the notes may be affected by factors affecting the value of securities in the relevant non-U.S. markets. The relevant foreign securities markets may be more volatile than U.S. or other securities markets and may be affected by market developments in different ways than U.S. or other securities markets. Direct or indirect government intervention to stabilize a particular securities market and cross-shareholdings in companies in the relevant foreign markets may affect prices and the volume of trading in those markets.

The prices and performance of securities of companies in foreign countries may be affected by political, economic, financial, and social factors in those regions. In addition, recent or future changes in government, economic, and fiscal policies in the relevant jurisdictions, the possible imposition of, or changes in, currency exchange laws, or other laws or restrictions, and possible fluctuations in the rate of exchange between currencies, are factors that could negatively affect the relevant securities markets. Moreover, the relevant foreign economies may differ favorably or unfavorably from the U.S. economy in economic factors such as growth of gross national product, rate of inflation, capital reinvestment, resources, and self-sufficiency.

We do not control any Underlying Company and are not responsible for any disclosure made by any other company. We currently, or in the future, may engage in business with one or more Underlying Companies. However, neither we nor any of our affiliates, including the selling agents, have the ability to control the actions of any of these companies or assume any responsibility for the adequacy or accuracy of any publicly available information about any of these companies. You should make your own investigation into the Underlying Companies.

Unless otherwise set forth in the applicable term sheet, no Underlying Company will be involved in any offering of the notes or will have any obligation of any sort with respect to the notes. As a result, none of those companies will have any obligation to take your interests as holders of the notes into consideration for any reason, including taking any corporate actions that might affect the value of an Underlying Company or the value of the notes.

Our business activities relating to an Underlying Company may create conflicts of interest with you. We and our affiliates, including the selling agents, at the time of any offering of the notes or in the future, may engage in business with one or more of the Underlying Companies, including making loans to, equity investments in, or providing investment banking, asset management, or other services to those companies, their affiliates, and their competitors. In connection with these activities, we may receive information about those companies that we will not divulge to you or other third parties. One or more of our affiliates have published, and in the future may publish, research reports on one or more of these companies. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the notes. Any of these activities may affect the market value of the notes. We, or any of our affiliates, do not make any representation to any purchasers of the notes regarding any matters whatsoever relating to any Underlying Company. Any prospective purchaser of the notes should undertake an independent investigation of the applicable Underlying Companies as in its judgment is appropriate to make an informed decision regarding an investment in the notes. The selection of a company as an Underlying Company does not reflect any investment recommendations from us or our affiliates.

Other Risk Factors Relating to the Applicable Market Measure

The applicable term sheet may set forth additional risk factors as to the Market Measure that you should review prior to purchasing the notes.

USE OF PROCEEDS

We will use the net proceeds we receive from each sale of the notes for the purposes described in the accompanying prospectus under “Use of Proceeds.” In addition, we expect that we or our affiliates may use a portion of the net proceeds to hedge our obligations under the notes.

DESCRIPTION OF THE NOTES

General

Each series of notes will be part of a series of medium-term notes entitled “Medium-Term Notes, Series L” that will be issued under the Senior Indenture, as amended and supplemented from time to time. The Senior Indenture is described more fully in the prospectus and prospectus supplement. The following description of the notes supplements the description of the general terms and provisions of the notes and debt securities set forth under the headings “Description of the Notes” in the prospectus supplement and “Description of Debt Securities” in the prospectus. These documents should be read in connection with the applicable term sheet.

The aggregate principal amount of each series of notes will be set forth in the applicable term sheet. The notes will mature on the date set forth in the applicable term sheet. We cannot otherwise redeem the notes prior to the maturity date, except as described below under “—Anti-Dilution Adjustments—Reorganization Events.”

We will not pay interest on the notes.

The notes are not principal protected. Prior to the applicable maturity date, the notes are not repayable at the option of any holder. The notes are not subject to any sinking fund.

We will issue the notes in the denominations of whole units, each with a specified Original Offering Price. The CUSIP number for each series of notes will be set forth in the applicable term sheet. You may transfer notes only in whole units.

Payment at Maturity

At maturity, subject to our credit risk as issuer of the notes, and unless the applicable term sheet provides otherwise, you will receive the Redemption Amount per unit of the notes that you hold, denominated in U.S. dollars. In no event will the Redemption Amount be less than zero. The Redemption Amount will be calculated as follows:

•	If the Ending Value is equal to or greater than the Starting Value but is equal to or less than the Step Up Value, then the Redemption Amount will equal:

Original Offering Price + Step Up Payment

•	If the Ending Value is greater than the Step Up Value, then the Redemption Amount will equal:

Original Offering Price +	(	Original Offering Price x	[	Ending Value - Starting Value	])
Starting Value

•	If the Ending Value is less than the Starting Value but is equal to or greater than the Threshold Value, then the Redemption Amount will equal the Original Offering Price.

•	If the Ending Value is less than the Threshold Value, then the Redemption Amount will equal:

Original Offering Price -	(	Original Offering Price x	[	Threshold Value - Ending Value	])
Starting Value

The “Step Up Value” will be a value of the Market Measure that is a specified percentage above the Starting Value, as set forth in the applicable term sheet. If the Ending Value is equal to or greater than the Starting Value, but less than or equal to the Step Up Value, you will receive the Step Up Payment plus the Original Offering Price at maturity. If the Ending Value is greater than the Step Up Value, your return on the notes at maturity will equal the percentage increase in the Market Measure.

The “Step Up Payment” will be a dollar amount that will be equal to a percentage of the Original Offering Price. The Step Up Payment will be determined on the pricing date and set forth in the applicable term sheet.

The “Threshold Value” will be a value of the Market Measure that is a specified percentage of the Starting Value and will be less than or equal to 100%. The Threshold Value will be determined on the pricing date and set forth in the applicable term sheet. The Redemption Amount per note will be less than the Original Offering Price if the Ending Value is less than the Threshold Value. If the Threshold Value is equal to 100% of the Starting Value, then the Redemption Amount for the notes will be less than the Original Offering Price if there is any decrease in the value of the Market Measure from the Starting Value to the Ending Value.

The Starting Value and the Ending Value

Starting Value

The Starting Value for an Underlying Stock will be the price of the Underlying Stock determined as set forth in the applicable term sheet.

If the Market Measure consists of a Basket, the “Starting Value” will be equal to 100. See “—Basket Market Measures.”

Ending Value

Ending Value—Underlying Stock

The “Ending Value” of an Underlying Stock will equal its Closing Market Price on the calculation day multiplied by the Price Multiplier.

The “calculation day” will be a date shortly before the maturity date of the notes. The actual calculation day will be determined on the pricing date and set forth in the term sheet made available in connection with sales of the notes.

The “Closing Market Price” means:

(A)	If the Underlying Stock is listed or admitted to trading on a national securities exchange in the United States that is registered under the Exchange Act (“registered national securities exchange”), is included in the OTC Bulletin Board Service (the “OTC Bulletin Board”) operated by the Financial Industry Regulatory Authority, Inc., or is quoted on a U.S. quotation medium or inter-dealer quotation system (e.g., the Pink-Sheets), then the Closing Market Price for any date of determination on any trading day means for one share of the Underlying Stock (or any other security for which a Closing Market Price must be determined for purposes of the notes):

a.	the last reported sale price, regular way, on that day on the principal registered national securities exchange on which that security is listed or admitted to trading (without taking into account any extended or after-hours trading session);

b.	if the last reported sale price is not obtainable on a registered national securities exchange, then the last reported sale price on the over-the-counter market as reported on the OTC Bulletin Board or, if not available on the OTC Bulletin Board, then the last reported sale price on any other U.S. quotation medium or inter-dealer quotation system on that day (without taking into account any extended or after-hours trading session); or

c.	if the last reported sale price is not available for any reason on a registered national securities exchange, on the OTC Bulletin Board, or on any other U.S. quotation medium or inter-dealer quotation system, then the Closing Market Price shall be the arithmetic mean of the bid prices on that day from as many dealers in that security, but not exceeding three, as have made the bid prices available to the calculation agent after 3:00 p.m., local time in the principal market of the shares of the Underlying Stock (or any other security for which a Closing Market Price must be determined for purposes of the notes) on that date (without taking into account any extended or after-hours trading session), or if there are no such bids available to the calculation agent, then the Closing Market Price shall be determined by the calculation agent in its sole discretion and reasonable judgment.

(B)	If the Market Measure is not listed on a registered national securities exchange, is not included in the OTC Bulletin Board, or is not quoted on any other U.S. quotation medium or inter-dealer system, then the Closing Market Price for any date of determination on any trading day means, for one share of the Underlying Stock, the U.S. dollar equivalent of the last reported sale price (as determined by the calculation agent in its sole discretion and reasonable judgment) on that day on a foreign securities exchange on which that security is listed or admitted to trading with the greatest volume of trading for the calendar month preceding that trading day, as determined by the calculation agent; provided that if the last reported sale price is for a transaction which occurred more than four hours prior to the close of that foreign exchange, then the Closing Market Price will mean the U.S. dollar equivalent (as determined by the calculation agent in its sole discretion and reasonable judgment) of the average of the last available bid and offer price on that foreign exchange.

(C)	If the Underlying Stock is not listed on a registered national securities exchange, is not included in the OTC Bulletin Board, is not quoted on any other U.S. quotation medium or inter-dealer quotation system, is not listed or admitted to trading on any foreign securities exchange, or if the last reported sale price or bid and offer are not obtainable, then the Closing Market Price will mean the average of the U.S. dollar value (as determined by the calculation agent in its sole discretion) of the last available sale prices in the market of the three dealers which have the highest volume of transactions in that security in the immediately preceding calendar month as determined by the calculation agent based on information that is reasonably available to it.

The “Price Multiplier” will be set forth in the applicable term sheet and will be subject to adjustment for certain corporate events relating to the Underlying Stock described below under “—Anti-Dilution Adjustments.”

If the calculation day is not a trading day or if there is a Market Disruption Event on that day, the calculation day will be the immediately succeeding trading day during which no Market Disruption Event shall have occurred or is continuing; provided that the Closing Market Price of the Underlying Stock will be determined (or, if not determinable, estimated) by the calculation agent in a manner which the calculation agent considers commercially reasonable under the circumstances on a date no later than the second scheduled trading day prior to the maturity date, regardless of the occurrence of a Market Disruption Event on that second scheduled trading day.

Unless otherwise specified in the applicable term sheet, a “trading day” is a day, as determined by the calculation agent, on which trading is generally conducted (or was scheduled to have been generally conducted, but for the occurrence of a Market Disruption Event) on the New York Stock Exchange (the “NYSE”), The NASDAQ Stock Exchange (“NASDAQ”), the Chicago Mercantile Exchange, the Chicago Board Options Exchange, and in the over-the-counter market for equity securities in the United States, or any successor exchange or market, or in the case of a security traded on one or more non-U.S. securities exchanges or markets, on the principal non-U.S. securities exchange or market for such security.

Ending Value—Basket Market Measures

Unless otherwise set forth in the applicable term sheet, if, for any Underlying Stock included in a Basket (an “Affected Equity Component”), (i) a Market Disruption Event occurs on the scheduled calculation day or (ii) the scheduled calculation day is determined by the calculation agent not to be a trading day by reason of an extraordinary event, occurrence, declaration, or otherwise (any such day in either (i) or (ii) being a “non-calculation day”), the calculation agent will determine the closing value of the Market Measure component for such non-calculation day, and as a result, the Ending Value, as follows:

•	The closing value of each Market Measure component that is not an Affected Equity Component will be its closing value on such non-calculation day.

•

The closing value of each Market Measure component that is an Affected Equity Component for the applicable non-calculation day will equal the closing value of the Market Measure component on the immediately succeeding trading day during which no Market Disruption Event shall have occurred or is continuing; provided that the closing value of the Underlying Stock will be determined (or, if not determinable, estimated) by the calculation agent in a manner which the calculation agent considers commercially reasonable under the circumstances on a date that is no later than the second scheduled trading day prior to the maturity date, regardless of the occurrence of a Market Disruption Event on that second scheduled trading day.

Market Disruption Events

As to any Underlying Stock, a “Market Disruption Event” means any of the following events, as determined by the calculation agent in its sole discretion:

(1) (A)	the suspension of or material limitation of trading, in each case, for more than two hours of trading, or during the one-half hour period preceding the close of trading, of the shares of that Underlying Stock (or the successor to that Underlying Stock) on the primary exchange where such shares trade, as determined by the calculation agent (without taking into account any extended or after-hours trading session); or

(B)	the suspension of or material limitation of trading, in each case, for more than two hours of trading, or during the one-half hour preceding the close of trading, on the primary exchange that trades options contracts or futures contracts related to the shares of that Underlying Stock (or successor to that Underlying Stock) as determined by the calculation agent (without taking into account any extended or after-hours trading session), whether by reason of movements in price otherwise exceeding levels permitted by the relevant exchange or otherwise, in options contracts or futures contracts related to the shares of that Underlying Stock; or

(2)	the determination that the scheduled calculation day is not a trading day by reason of an event, occurrence, declaration, or otherwise.

For the purpose of determining whether a Market Disruption Event has occurred:

(i)	a limitation on the hours in a trading day and/or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange;

(ii)	a decision to permanently discontinue trading in the relevant futures or options contracts related to the Underlying Stock, or any successor underlying stock, will not constitute a Market Disruption Event;

(iii)	a suspension in trading in a futures or options contract on the shares of the Underlying Stock (or successor to that Underlying Stock), by a major securities market by reason of (a) a price change violating limits set by that securities market, (b) an imbalance of orders relating to those contracts, or (c) a disparity in bid and ask quotes relating to those contracts, will each constitute a suspension of or material limitation on trading in futures or options contracts relating to that Underlying Stock;

(iv)	subject to paragraph (iii) above, a suspension of or material limitation on trading on the relevant exchange will not include any time when that exchange is closed for trading under ordinary circumstances; and

(v)	for the purpose of clauses (1)(A) above, any limitations on trading during significant market fluctuations under NYSE Rule 80B, or any applicable rule or regulation enacted or promulgated by the NYSE or any other self regulatory organization or the SEC of similar scope, as determined by the calculation agent, will be considered “material.”

Anti-Dilution Adjustments

The calculation agent, in its sole discretion, may adjust the Price Multiplier, and hence the Ending Value, if an event described below occurs after the pricing date and on or before the calculation day and the calculation agent determines that such an event has a diluting or concentrative effect on the theoretical value of the Underlying Stock. The Price Multiplier resulting from any of the adjustments specified below will be rounded to the eighth decimal place with five one-billionths being rounded upward.

No adjustments to the Price Multiplier will be required unless the Price Multiplier adjustment would require a change of at least 0.1% in the Price Multiplier then in effect. Any adjustment that would require a change of less than 0.1% in the Price Multiplier and that is not applied at the time of the occurrence of the event that requires an adjustment may be taken into account and aggregated at the time of any subsequent adjustment that would require a change of the Price Multiplier then in effect. If the Underlying Stock is an American Depositary Receipt (“ADR”), all references herein to Underlying Stock refer to that class of the Underlying Company’s common equity securities that is represented by such ADR.

No adjustments to the Price Multiplier will be required other than those specified below. However, the calculation agent may, at its sole discretion, make additional adjustments to the Price Multiplier to reflect changes occurring in relation to the Underlying Stock or any other security received in a reorganization event in other circumstances where the calculation agent determines that it is appropriate to reflect those changes to ensure an equitable result. The required adjustments specified below do not cover all events that could affect the Closing Market Price of the Underlying Stock.

The calculation agent will be solely responsible for the determination and calculation of any adjustments to the Price Multiplier and of any related determinations and calculations with respect to any distributions of stock, other securities or other property or assets, including cash, in connection with any corporate event described below; its determinations and calculations will be conclusive absent a determination of a manifest error.

No adjustments will be made for certain other events, such as offerings of common stock by the Underlying Company for cash or in connection with the occurrence of a partial tender or exchange offer for the Underlying Stock by the Underlying Company.

We will provide, within ten business days following the occurrence of an event that requires an adjustment to the Price Multiplier, or, if later, within ten business days following the date on which we become aware of this occurrence, written notice to the trustee, which will provide notice to the holders of the notes of the occurrence of this event and a statement in reasonable detail setting forth the adjusted Price Multiplier.

Types of Anti-Dilution Adjustments

The calculation agent, in its sole discretion and as it deems reasonable, may adjust the Price Multiplier, and hence the Ending Value, as a result of certain events related to the Underlying Stock, which include, but are not limited to, the following:

Stock Splits and Reverse Stock Splits. If the Underlying Stock is subject to a stock split or reverse stock split, then once any split has become effective, the Price Multiplier will be adjusted such that the new Price Multiplier will equal the product of:

•	the prior Price Multiplier; and

•

the number of shares which a holder of one share of the Underlying Stock before the effective date of such stock split or reverse stock split would have owned immediately following the applicable effective date.

Stock Dividends. If the Underlying Stock is subject to a (i) stock dividend (i.e., issuance of additional shares of Underlying Stock) that is given ratably to all holders of record of the Underlying Stock or (ii) distribution of Underlying Stock as a result of the triggering of any provision of the organizational documents of the Underlying Company, then, once the dividend has become effective and the Underlying Stock is trading ex-dividend, the Price Multiplier will be adjusted on the ex-dividend date such that the new Price Multiplier will equal the product of:

•	the prior Price Multiplier; and

•

the number of shares of Underlying Stock which a holder of one share of Underlying Stock before the date the dividend became effective and the Underlying Stock traded ex-dividend would have owned immediately following that date;

provided that no adjustment will be made for a stock dividend for which the number of shares of Underlying Stock paid or distributed is based on a fixed cash equivalent value, unless such distribution is an Extraordinary Dividend (as defined below).

Extraordinary Dividends. There will be no adjustments to the Price Multiplier to reflect any cash dividends or cash distributions paid with respect to the Underlying Stock other than Extraordinary Dividends, as described below, and distributions described under the section entitled “—Reorganization Events” below.

An “Extraordinary Dividend” means, with respect to a cash dividend or other distribution with respect to the Underlying Stock, a dividend or other distribution that the calculation agent determines, in its sole discretion, is not declared or otherwise made according to the Underlying Company’s then existing policy or practice of paying such dividends on a quarterly or other regular basis. If an Extraordinary Dividend occurs with respect to the Underlying Stock, the Price Multiplier will be adjusted on the ex-dividend date with respect to the Extraordinary Dividend so that the new Price Multiplier will equal the product of:

•	the prior Price Multiplier; and

•

a fraction, the numerator of which is the Closing Market Price per share of the Underlying Stock on the trading day preceding the ex-dividend date, and the denominator of which is the amount by which the Closing Market Price per share of the Underlying Stock on the trading day preceding the ex-dividend date exceeds the Extraordinary Dividend Amount.

The “Extraordinary Dividend Amount” with respect to an Extraordinary Dividend for the Underlying Stock will equal:

•

in the case of cash dividends or other distributions that constitute regular dividends, the amount per share of Underlying Stock of that Extraordinary Dividend minus the amount per share of the immediately preceding non-Extraordinary Dividend for that share of Underlying Stock; or

•	in the case of cash dividends or other distributions that do not constitute regular dividends, the amount per share of Underlying Stock of that Extraordinary Dividend.

To the extent an Extraordinary Dividend is not paid in cash, the value of the non-cash component will be determined by the calculation agent, whose determination will be conclusive. A distribution on the Underlying Stock described in clause (a), (d) or (e) of the section entitled “—Reorganization Events” below that also constitutes an Extraordinary Dividend will only cause an adjustment pursuant to clause (a), (d) or (e) under the section entitled “—Reorganization Events.” A distribution on the Underlying Stock described in the section entitled “—Issuance of Transferable Rights or Warrants” that also constitutes an Extraordinary Dividend will only cause an adjustment under that section.

Issuance of Transferable Rights or Warrants. If the Underlying Company issues transferable rights or warrants to all holders of record of the Underlying Stock to subscribe for or purchase the Underlying Stock, including new or existing rights to purchase the Underlying Stock under a shareholder’s rights plan or arrangement, then the Price Multiplier will be adjusted on the business day immediately following the issuance of those transferable rights or warrants so that the new Price Multiplier will equal the prior Price Multiplier plus the product of:

•	the prior Price Multiplier; and

•	the number of shares of Underlying Stock that can be purchased with the cash value of those warrants or rights distributed on one share of Underlying Stock.

The number of shares that can be purchased will be based on the Closing Market Price of the Underlying Stock on the date the new Price Multiplier is determined. The cash value of those warrants or rights, if the warrants or rights are traded on a registered national securities exchange, will equal the closing price of that warrant or right, or, if the warrants or rights are not traded on a registered national securities exchange, will be determined by the calculation agent and will equal the average of the bid prices obtained from three dealers at 3:00 p.m., New York time on the date the new Price Multiplier is determined, provided that if only two of those bid prices are available, then the cash value of those warrants or rights will equal the average of those bids and if only one of those bids is available, then the cash value of those warrants or rights will equal that bid.

Reorganization Events

If prior to the maturity date of the notes:

(a)	there occurs any reclassification or change of the Underlying Stock, including, without limitation, as a result of the issuance of tracking stock by the Underlying Company;

(b)	the Underlying Company, or any surviving entity or subsequent surviving entity of the Underlying Company (a “Successor Entity”), has been subject to a merger, combination, or consolidation and is not the surviving entity;

(c)	any statutory exchange of securities of the Underlying Company or any Successor Entity with another corporation occurs, other than under clause (b) above;

(d)	the Underlying Company is liquidated or is subject to a proceeding under any applicable bankruptcy, insolvency, or other similar law;

(e)	the Underlying Company issues to all of its shareholders securities of an issuer other than the Underlying Company, including equity securities of subsidiaries or affiliates of the Underlying Company, other than in a transaction described in clauses (b), (c), or (d) above;

(f)	a tender or exchange offer or going-private transaction is consummated for all the outstanding shares of the Underlying Company;

(g)	there occurs any reclassification or change of the Underlying Stock that results in a transfer or a irrevocable commitment to transfer all such shares of Underlying Stock outstanding to another entity or person;

(h)

the Underlying Company or any Successor Entity has been subject to a merger, combination, or consolidation and is the surviving entity, but the transaction results in the outstanding Underlying Stock (other than Underlying Stock owned or controlled by the other party to such merger, combination, or consolidation)

immediately prior to such event collectively representing less than 50% of the outstanding Underlying Stock immediately following such event; or

(i)	the Underlying Company ceases to file the financial and other information with the SEC in accordance with Section 13(a) of the Exchange Act (an event in clauses (a) through (i), a “Reorganization Event”), then, on or after the date of the occurrence of a Reorganization Event, the calculation agent shall, in its sole discretion, make an adjustment to the Price Multiplier or to the method of determining the Redemption Amount or any other terms of the notes as the calculation agent, in its sole discretion, determines appropriate to account for the economic effect on the notes of that Reorganization Event (including adjustments to account for changes in volatility, expected dividends, stock loan rate, or liquidity relevant to the Underlying Stock or to the notes), which may, but need not, be determined by reference to the adjustment(s) made in respect of such Reorganization Event by an options exchange to options on the relevant Underlying Stock traded on that options exchange and determine the effective date of that adjustment. If the calculation agent determines that no adjustment that it could make will produce a commercially reasonable result, then the calculation agent may cause the notes to be accelerated to the fifth business day following the date of that determination and the Redemption Amount payable to you will be calculated as though the date of early repayment were the stated maturity date of the notes and as though the calculation day were the fifth business day prior to the date of acceleration.

If the Underlying Company ceases to file the financial and other information with the SEC in accordance with Section 13(a) of the Exchange Act, as contemplated by clause (i) above, and the calculation agent determines in its sole discretion that sufficiently similar information is not otherwise available to you, the maturity date of notes will be accelerated to the fifth business day following the date of that determination and the Redemption Amount payable to you will be calculated as though the date of early repayment were the stated maturity date of the notes, and as though the calculation day were the fifth business day prior to the date of acceleration. If the calculation agent determines that sufficiently similar information is available to you, the Reorganization Event will be deemed to have not occurred.

Alternative Dilution and Reorganization Adjustments

The calculation agent may elect at its discretion to not make any of the adjustments to the Price Multiplier or to the method of determining the Redemption Amount payable on the notes described in this section, but may instead make adjustments in its discretion to the Price Multiplier or the method of determining the amount payable on notes that will reflect the adjustments to the extent practicable made by the Options Clearing Corporation on options contracts on the Underlying Stock or any successor common stock. We will provide notice of that election to the trustee not more than two trading days following the date that the Options Clearing Corporation publishes notice of its adjustments relating to the Underlying Stock and will describe in that notice the actual adjustment made to the Price Multiplier or to the method of determining the Redemption Amount payable on the notes.

Underlying Stocks

Any information regarding an Underlying Stock or the related Underlying Company will be derived from publicly available documents. We make no representation or warranty as to the accuracy or completeness of this information. Any Underlying Stock will be registered under the Exchange Act. Information provided to or filed with the SEC by any Underlying Company can be located at the SEC’s facilities or through the SEC’s website, www.sec.gov. We make no representation or warranty as to the accuracy or completeness of any of the information or reports of an Underlying Company.

The selection of the Underlying Stock is not a recommendation to buy or sell the Underlying Stock. Neither we nor any of our subsidiaries or affiliates makes any representation to any purchaser of the notes as to the performance of the Underlying Stock.

Although we or our affiliates may from time to time hold securities issued by the Underlying Company, including shares of the Underlying Stock, we will not control any Underlying Company. No Underlying Company will have any obligations with respect to the notes. This product supplement and any applicable term sheet relates only to the notes and does not relate to the Underlying Stock or other securities of the Underlying Company. All disclosures contained in this product supplement or any applicable term sheet regarding the Underlying Stock and the Underlying Company will be derived from the publicly available documents described above. Neither we nor any of the selling agents have or will participate in the preparation of the publicly available documents described above. Neither we nor any of the selling agents have made or will make any due diligence inquiry with respect to any Underlying Company in connection with the offering of the notes. Neither we nor any of the selling agents make any representation that the publicly available documents or any other publicly available information regarding any Underlying Company are or will be accurate or complete. Furthermore, there can be no assurance that all events occurring prior to the date of the applicable term sheet, including events that would affect the accuracy or completeness of the publicly available documents described above, and that would affect the market price of the Underlying Stock, have been or will be publicly disclosed. Subsequent disclosure of any events or the disclosure of or failure to disclose material future events concerning any Underlying Company could affect the value of the Underlying Stock and therefore could affect your Redemption Amount. Neither we nor any of our subsidiaries or affiliates makes any representation to any purchaser of the notes as to the performance of the Underlying Stock.

We or our subsidiaries or affiliates may presently or from time to time engage in business, directly or indirectly, with an Underlying Company, including extending loans to, or making equity investments in, an Underlying Company or providing investment banking or advisory services to an Underlying Company, including merger and acquisition advisory services. In the course of that business, we or our subsidiaries or affiliates may acquire non-public information with respect to an Underlying Company. In addition, one or more of our affiliates may publish research reports with respect to an Underlying Company.

You should undertake an independent investigation of each Underlying Company as in your judgment is appropriate to make an informed decision with respect to an investment in the notes.

Basket Market Measures

If the Market Measure to which your notes are linked is a Basket, the Basket Components will be set forth in the applicable term sheet. We will assign each Basket Component an Initial Component Weight so that each Basket Component represents a percentage of the Starting Value of the Basket on the applicable pricing date. We may assign the Basket Components equal Initial Component Weights, or we may assign the Basket Components unequal Initial Component Weights. The Initial Component Weight for each Basket Component will be set forth in the applicable term sheet.

Determination of the Component Ratio for Each Basket Component

We will set a fixed factor (the “Component Ratio”) for each Basket Component, based upon the weighting of that Basket Component. The Component Ratio for each Basket Component will be calculated on the pricing date and will equal:

•	the Initial Component Weight (expressed as a percentage) for that Basket Component, multiplied by 100; divided by

•	the closing value of that Basket Component on the pricing date.

Each Component Ratio will be rounded to eight decimal places.

Unless otherwise set forth in the applicable term sheet, if a Market Disruption Event occurs on the pricing date as to any Basket Component, the calculation agent will establish the closing value of that Basket Component on the pricing date (the “Basket Component Closing Value”), and thus its Component Ratio, on the first trading day following the pricing date on which no Market Disruption Event occurs with respect to that Basket Component. In the event that a Market Disruption Event occurs with respect to that Basket Component on the pricing date and on each day to and including the second scheduled trading day following the pricing date, the calculation agent (not later than the close of business in New York, New York on the second scheduled trading day following the pricing date) will estimate the Basket Component Closing Value, and thus the applicable Component Ratio, in a manner that the calculation agent considers commercially reasonable under the circumstances. The final term sheet will set forth the Basket Component Closing Value, a brief statement of the facts relating to the establishment of the Basket Component Closing Value (including the applicable Market Disruption Event(s)), and the applicable Component Ratio.

For purposes of determining whether a Market Disruption Event has occurred as to any Basket Component, “Market Disruption Event” will have the meaning set forth above in “—Market Disruption Events.”

Computation of the Basket

The calculation agent will calculate the value of the Basket by summing the products of the closing value for each Basket Component on the calculation day and the Component Ratio applicable to each Basket Component. The value of the Basket will vary based on the increase or decrease in the value of each Basket Component. Any increase in the value of a Basket Component (assuming no change in the value of the other Basket Component or Basket Components) will result in an increase in the value of the Basket. Conversely, any decrease in the value of a Basket Component (assuming no change in the value of the other Basket Component or Basket Components) will result in a decrease in the value of the Basket.

The following tables are for illustration purposes only, and do not reflect the actual composition, Initial Component Weights, or Component Ratios, which will be set forth in the applicable term sheet.

Example 1: The hypothetical Basket Components are Stock ABC and Stock XYZ, each weighted equally on a hypothetical pricing date:

Basket Component	Initial Component Weighting	Hypothetical Closing Value(1)	Hypothetical Component Ratio(2)	Initial Basket Value Contribution

Stock ABC	50.00%	50.00	1.00000000	50.00

Stock XYZ	50.00%	12.00	4.16666667	50.00

Starting Value				100.00

Example 2: The hypothetical Basket Components are Stock ABC, Stock XYZ, and Stock RST, with their initial weightings being 50.00%, 25.00% and 25.00%, respectively, on a hypothetical pricing date:

Basket Component	Initial Component Weighting	Hypothetical Closing Value(1)	Hypothetical Component Ratio(2)	Initial Basket Value Contribution

Stock ABC	50.00%	50.00	1.00000000	50.00

Stock XYZ	25.00%	24.00	1.04166667	25.00

Stock RST	25.00%	10.00	2.50000000	25.00

Starting Value				100.00

(1)	This column sets forth the hypothetical closing value of each Basket Component on the hypothetical pricing date.

(2)	The hypothetical Component Ratio equals the Initial Component Weight (expressed as a percentage) of the Basket Component multiplied by 100, and then divided by the closing value of that Basket Component on the hypothetical pricing date, with the result rounded to eight decimal places.

Role of the Calculation Agent

The calculation agent has the sole discretion to make all determinations regarding the notes as described in this product supplement, including determinations regarding the Starting Value, the Ending Value, the Market Measure, the Price Multiplier, the Closing Market Price, the Redemption Amount, any Market Disruption Events, a successor Market Measure, business days, calculation days, non-calculation days, trading days, and calculations related to the discontinuance of any Market Measure. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent.

We expect to appoint MLPF&S or one of our other affiliates as the calculation agent for each series of the notes. However, we may change the calculation agent at any time without notifying you. The identity of the calculation agent will be set forth in the applicable term sheet.

Same-Day Settlement and Payment

The notes will be delivered in book-entry form only through The Depository Trust Company against payment by purchasers of the notes in immediately available funds. We will pay the Redemption Amount in immediately available funds so long as the notes are maintained in book-entry form.

Events of Default and Acceleration

Unless otherwise set forth in the applicable term sheet, if an event of default, as defined in the Senior Indenture, with respect to any series of the notes occurs and is continuing, the amount payable to a holder of the notes upon any acceleration permitted under the Senior Indenture will be equal to the Redemption Amount described under the caption “—Payment at Maturity,” determined as if the notes matured on the date of acceleration.

If a bankruptcy proceeding is commenced in respect of us, your claim may be limited, under the United States Bankruptcy Code, to the Original Offering Price of your notes. In case of a default in payment of the notes, whether at their maturity or upon acceleration, they will not bear a default interest rate.

Listing

If provided for in the applicable term sheet, we may apply to have your notes listed on a securities exchange or quotation system. If approval of such an application is granted, your notes will be listed on the securities exchange or quotation system at the time of such approval. We make no representations, however, that your notes will be listed or will remain listed for the entire term of your notes.

SUPPLEMENTAL PLAN OF DISTRIBUTION

One or more of our affiliates, including MLPF&S, may act as our selling agent for any offering of the notes. The selling agents may act on either a principal basis or an agency basis, as set forth in the applicable term sheet. Each selling agent will be a party to the Distribution Agreement described in the “Supplemental Plan of Distribution” on page S-12 of the accompanying prospectus supplement.

Each selling agent will receive an underwriting discount or commission that is a percentage of the aggregate Original Offering Price of the notes sold through its efforts, which will be set forth in the applicable term sheet. You must have an account with the applicable selling agent in order to purchase the notes.

No selling agent is acting as your fiduciary or advisor, and you should not rely upon any communication from it in connection with the notes as investment advice or a recommendation to purchase any of the notes. You should make your own investment decision regarding the notes after consulting with your legal, tax, and other advisors.

MLPF&S and any of our other affiliates and subsidiaries may use this product supplement, the prospectus supplement, and the prospectus, together with the applicable term sheet, in a market-making transaction for any notes after their initial sale.

U.S. FEDERAL INCOME TAX SUMMARY

The following summary of the material U.S. federal income tax considerations applicable to the acquisition, ownership, and disposition of the notes is based upon the advice of Morrison & Foerster LLP, our tax counsel. The following discussion is not exhaustive of all possible tax considerations. This summary is based upon the Code, regulations promulgated under the Code by the U.S. Treasury Department (“Treasury”) (including proposed and temporary regulations), rulings, current administrative interpretations and official pronouncements of the IRS, and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below.

This summary is for general information only, and does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular holder in light of its investment or tax circumstances or to holders subject to special tax rules, such as partnerships, subchapter S corporations, or other pass-through entities, banks, financial institutions, tax-exempt entities, insurance companies, regulated investment companies, real estate investment trusts, trusts and estates, dealers in securities or currencies, traders in securities that have elected to use the mark-to-market method of accounting for their securities, persons holding the notes as part of an integrated investment, including a “straddle,” “hedge,” “constructive sale,” or “conversion transaction,” persons (other than Non-U.S. Holders, as defined below) whose functional currency for tax purposes is not the U.S. dollar, persons holding the notes in a tax-deferred or tax-advantaged account, and persons subject to the alternative minimum tax provisions of the Code. This summary does not include any description of the tax laws of any state or local governments, or of any foreign government, that may be applicable to a particular holder. If the tax consequences associated with the notes are different than those described below, they will be described in the applicable term sheet.

This summary is directed solely to holders that, except as otherwise specifically noted, will purchase the notes upon original issuance and will hold the notes as capital assets within the meaning of Section 1221 of the Code, which generally means property held for investment.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws.

As used in this product supplement, the term “U.S. Holder” means a beneficial owner of the notes that is for U.S. federal income tax purposes:

•	a citizen or resident of the U.S.;

•

a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the U.S. or of any state of the U.S. or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

any trust if a court within the U.S. is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust.

Notwithstanding the preceding paragraph, to the extent provided in Treasury regulations, some trusts in existence on August 20, 1996, and treated as United States persons prior to that date, that elect to continue to be treated as United States persons also are U.S. Holders. As used in this product supplement, the term “Non-U.S. Holder” means a holder that is not a U.S. Holder.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds the notes, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership and, accordingly, this summary does not apply to partnerships. A partner of a partnership holding the notes should consult its own tax advisor regarding the U.S. federal income tax consequences to the partner of the acquisition, ownership, and disposition by the partnership of the notes.

General

Although there is no statutory, judicial, or administrative authority directly addressing the characterization of the notes, we intend to treat the notes for all tax purposes as single financial contracts linked to the Market Measure that requires the investor to pay us at inception an amount equal to the purchase price of the notes and that entitles the investor to receive at maturity an amount in cash linked to the performance of the Market Measure. Under the terms of the notes, we and every investor in the notes agree, in the absence of an administrative determination or judicial ruling to the contrary, to treat the notes as described in the preceding sentence. This discussion assumes that the notes constitute single financial contracts with respect to the Market Measure for U.S. federal income tax purposes. If the notes do not constitute single financial contracts, the tax consequences described below would be materially different.

This characterization of the notes is not binding on the IRS or the courts. No statutory, judicial, or administrative authority directly addresses the characterization of the notes or any similar instruments for U.S. federal income tax purposes, and no ruling is being requested from the IRS with respect to their proper characterization and treatment. Due to the absence of authorities on point, significant aspects of the U.S. federal income tax consequences of an investment in the notes are not certain, and no assurance can be given that the IRS or any court will agree with the characterization and tax treatment described in this product supplement. Accordingly, you are urged to consult your tax advisor regarding all aspects of the U.S. federal income tax consequences of an investment in the notes, including possible alternative characterizations.

On December 7, 2007, the IRS released Notice 2008-2 (“Notice”) seeking comments from the public on the taxation of financial instruments currently taxed as “prepaid forward contracts.” This Notice addresses instruments such as the notes. According to the Notice, the IRS and Treasury are considering whether a holder of an instrument such as the notes should be required to accrue ordinary income on a current basis, regardless of whether any payments are made prior to maturity. It is not possible to determine what guidance the IRS and Treasury will ultimately issue, if any. Any such future guidance may affect the amount, timing and character of income, gain, or loss in respect of the notes, possibly with retroactive effect.

The IRS and Treasury are also considering additional issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, whether Section 1260 of the Code, concerning certain “constructive ownership transactions,” generally applies or should generally apply to such instruments, and whether any of these determinations depend on the nature of the underlying asset.

In late 2007, legislation was introduced in the U.S. Congress which, if enacted, would also impact the taxation of the notes. Under the proposed legislation, a U.S. Holder that acquires an instrument such as the notes after the date of enactment of the legislation would be required to include income in respect of the notes on a current basis.

It is not possible to predict whether any legislation will be enacted in its proposed form or whether any other legislative action may be taken in the future that may adversely affect the taxation of instruments such as the notes. Further, it is possible that any such legislation, if enacted, may apply on a retroactive basis.

We urge you to consult your own tax advisors concerning the impact and the significance of the above considerations. We intend to continue treating the notes for U.S. federal income tax purposes in the manner described in this product supplement unless and until such time as we determine, or the IRS or Treasury determines, that some other treatment is more appropriate.

Unless otherwise stated, the following discussion is based on the characterization described above. The discussion in this section assumes that there is a significant possibility of a significant loss of principal on an investment in the notes.

U.S. Holders—Income Tax Considerations

We will not attempt to ascertain whether the shares of any particular Market Measure or any interest underlying any particular Market Measure would be treated as a “passive foreign investment company” (“PFIC”), within the meaning of Section 1297 of the Code. If the shares of a particular Market Measure or one or more interests underlying a particular Market Measure to which the notes are linked were so treated, certain adverse U.S. federal income tax consequences could possibly apply to a U.S. Holder. You should refer to information filed with the SEC by each Market Measure and issuers of interests, as appropriate, underlying each Market Measure and consult your tax advisor regarding the possible consequences to you, if any, if a particular Market Measure or an issuer of interests underlying a particular Market Measure is or becomes a PFIC.

Tax Basis

A U.S. Holder’s tax basis in the notes will equal the amount paid by that holder to acquire them.

Settlement at Maturity or Sale or Exchange Prior to Maturity

Upon receipt of a cash payment at maturity or upon a sale or exchange of the notes prior to maturity, a U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount realized and the U.S. Holder’s basis in the notes. This capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder held the notes for more than one year. The deductibility of capital losses is subject to limitations.

Possible Alternative Tax Treatments of an Investment in the Notes

Due to the absence of authorities that directly address the proper tax treatment of the notes, prospective investors are urged to consult their tax advisors regarding all possible alternative tax treatments of an investment in the notes. In particular, the IRS could seek to subject the notes to the Treasury regulations governing contingent payment debt instruments (the “Contingent Payment Regulations”). If the IRS were successful in that regard, the timing and character of income on the notes would be affected significantly. Among other things, a U.S. Holder would be required to accrue original issue discount every year at a “comparable yield” determined at the time of issuance. In addition, any gain realized by a U.S. Holder at maturity, or upon a sale or other disposition of the notes generally would be treated as ordinary income, and any loss realized at maturity would be treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of original issue discount, and as capital loss thereafter.

Even if the Contingent Payment Regulations do not apply to the notes, other alternative U.S. federal income tax characterizations of the notes are possible which, if applied, also could affect the timing and the character of a U.S. Holder’s income or loss. It is possible, for example, that the notes could be treated as units consisting of a deposit and a forward contract, in which case a U.S. Holder would be required to accrue interest income or original issue discount on a current basis.

Proposed Treasury regulations require the accrual of income on a current basis for contingent payments made under certain notional principal contracts. The preamble to the regulations states that the “wait and see” method of accounting does not properly reflect the economic accrual of income on those contracts, and requires current accrual of income for some contracts already in existence. While the proposed regulations do not apply to prepaid forward contracts, the preamble to the proposed regulations expresses the view that similar timing issues exist in the case of prepaid forward contracts. If the IRS or Treasury publishes future guidance requiring current economic accrual for contingent payments on prepaid forward contracts, it is possible that you could be required to accrue income over the term of the notes.

Unrelated Business Taxable Income

Section 511 of the Code generally imposes a tax, at regular corporate or trust income tax rates, on the “unrelated business taxable income” of certain tax-exempt organizations, including qualified pension and profit sharing plan trusts and individual retirement accounts. As discussed above, the U.S. federal income tax characterization and treatment of the notes is uncertain. Nevertheless, in general, if the notes are held for investment purposes, the amount of gain, if any, realized at maturity or upon a sale or exchange of the notes prior to maturity, should not constitute unrelated business taxable income. However, if the notes constitute debt-

financed property (as defined in Section 514(b) of the Code) by reason of indebtedness incurred by a holder of the notes to purchase or carry the notes, all or a portion of any gain realized with respect to such notes may be classified as unrelated business taxable income pursuant to Section 514 of the Code. Moreover, prospective investors in the notes should be aware that whether or not any gain realized with respect to the notes which is owned by an organization that is generally exempt from U.S. federal income taxation constitutes unrelated business taxable income will depend upon the specific facts and circumstances applicable to such organization. Accordingly, any potential investors in the notes that are generally exempt from U.S. federal income taxation should consult with their own tax advisors concerning the U.S. federal income tax consequences of investing in the notes.

Non-U.S. Holders—Income Tax Considerations

U.S. Federal Income and Withholding Tax

We will not attempt to ascertain whether the shares of any particular Market Measure or any interest underlying any particular Market Measure would be treated as a United States real property interest, within the meaning of Section 897(c)(1) of the Code. If the shares of a particular Market Measure or one or more interests underlying a particular Market Measure to which the notes are linked were so treated, certain adverse U.S. federal income tax consequences could possibly apply to a non-U.S. Holder. You should refer to information filed with the SEC by each Market Measure and issuers of interests, as appropriate, underlying each Market Measure and consult your tax advisor regarding the possible consequences to you, if any, if a particular Market Measure or an issuer of interests underlying a particular Market Measure is or becomes a United States real property holding corporation.

A Non-U.S. Holder will not be subject to U.S. federal income or withholding tax for amounts paid in respect of the notes, provided that the Non-U.S. Holder complies with applicable certification requirements and that the payment is not effectively connected with the conduct by the Non-U.S. Holder of a U.S. trade or business. Notwithstanding the foregoing, gain from the sale or exchange of the notes or their settlement at maturity may be subject to U.S. federal income tax if that Non-U.S. Holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of the sale, exchange, or retirement and certain other conditions are satisfied.

If a Non-U.S. Holder of the notes is engaged in the conduct of a trade or business within the U.S. and if gain realized on the sale, exchange, or settlement of the notes, is effectively connected with the conduct of such trade or business (and, if certain tax treaties apply, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the U.S.), the Non-U.S. Holder, although exempt from U.S. federal withholding tax, generally will be subject to U.S. federal income tax on such gain on a net income basis in the same manner as if it were a U.S. Holder. Such Non-U.S. Holders should read the material under the heading “—U.S. Holders—Income Tax Considerations,” for a description of the U.S. federal income tax consequences of acquiring, owning, and disposing of the notes. In addition, if such Non-U.S. Holder is a foreign corporation, it may also be subject to a branch profits tax equal to 30% (or such lower rate provided by any applicable tax treaty) of a portion of its earnings and profits for the taxable year that are effectively connected with its conduct of a trade or business in the U.S., subject to certain adjustments.

As discussed above, alternative characterizations of the notes for U.S. federal income tax purposes are possible. Should an alternative characterization, by reason of change or clarification of the law, by regulation or otherwise, cause payments as to the notes to become subject to withholding tax, we will withhold tax at the applicable statutory rate. As discussed above, the IRS has indicated in the Notice that it is considering whether income in respect of instruments such as the notes should be subject to withholding tax. Prospective Non-U.S. Holders of the notes should consult their own tax advisors in this regard.

U.S. Federal Estate Tax

Under current law, while the matter is not entirely clear, individual Non-U.S. Holders, and entities whose property is potentially includible in those individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the notes are likely to be treated as U.S. situs property, subject to U.S. federal estate tax. These individuals and entities should consult their own tax advisors regarding the U.S. federal estate tax consequences of investing in the notes.

Backup Withholding and Information Reporting

In general, backup withholding may apply in respect of the amounts paid to a U.S. Holder, unless such U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number, or otherwise complies with applicable requirements of the backup withholding rules. In addition, information returns will be filed with the IRS in connection with payments on the notes as well as in connection with the proceeds from a sale, exchange, or other disposition of the notes, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

In general, backup withholding may apply in respect of the amounts paid to a Non-U.S. Holder, unless such Non-U.S. Holder provides the required certification that it is not a United States person, or the Non-U.S. Holder otherwise establishes an exemption, provided that the payor or withholding agent does not have actual knowledge that the holder is a United States person, or that the conditions of any exemption are not satisfied. In addition, information returns may be filed with the IRS in connection with payments on the notes as well as in connection with the proceeds from a sale, exchange, or other disposition of the notes.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a holder’s U.S. federal income tax liability provided the required information is furnished to the IRS.

Reportable Transactions

Applicable Treasury regulations require taxpayers that participate in “reportable transactions” to disclose their participation to the IRS by attaching Form 8886 to their U.S. federal tax returns and to retain a copy of all documents and records related to the transaction. In addition, “material advisors” with respect to such a transaction may be required to file returns and maintain records, including lists identifying investors in the transactions, and to furnish those records to the IRS upon demand. A transaction may be a “reportable transaction” based on any of several criteria, one or more of which may be present with respect to an investment in the notes. Whether an investment in the notes constitutes a “reportable transaction” for any investor depends on the investor’s particular circumstances. The Treasury regulations provide that, in addition to certain other transactions, a “loss transaction” constitutes a “reportable transaction.” A “loss transaction” is any transaction resulting in the taxpayer claiming a loss under Section 165 of the Code, in an amount equal to or in excess of certain threshold amounts, subject to certain exceptions. Investors should consult their own tax advisors concerning any possible disclosure obligation they may have with respect to their investment in the notes and should be aware that, should any “material advisor” determine that the return filing or investor list maintenance requirements apply to such a transaction, they would be required to comply with these requirements.

Additional Medicare Tax on Unearned Income

With respect to taxable years beginning after December 31, 2012, certain U.S. Holders, including individuals and estates and trusts, will be subject to an additional 3.8% Medicare tax on unearned income. For individual U.S. Holders, the additional Medicare tax applies to the lesser of (i) “net investment income,” or (ii) the excess of “modified adjusted gross income” over $200,000 ($250,000 if married and filing jointly or $125,000 if married and filing separately). “Net investment income” generally equals the taxpayer’s gross investment income reduced by the deductions that are allocable to such income. Investment income generally includes passive income such as interest, dividends, annuities, royalties, rents, and capital gains. U.S. Holders are urged to consult their own tax advisors regarding the implications of the additional Medicare tax resulting from an investment in the notes.

ERISA CONSIDERATIONS

Each fiduciary of a pension, profit-sharing, or other employee benefit plan subject to ERISA (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the notes. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates may be each considered a party in interest within the meaning of ERISA or a disqualified person (within the meaning of the Code), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”). Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the notes are acquired by or with the assets of a Plan with respect to which we or any of our affiliates is a party in interest, unless the notes are acquired under an exemption from the prohibited transaction rules. A violation of these prohibited transaction rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

Under ERISA and various PTCEs issued by the U.S. Department of Labor, exemptive relief may be available for direct or indirect prohibited transactions resulting from the purchase, holding, or disposition of the notes. Those exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts), PTCE 84-14 (for certain transactions determined by independent qualified asset managers), and the exemption under Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code for certain arm’s-length transactions with a person that is a party in interest solely by reason of providing services to Plans or being an affiliate of such a service provider (the “Service Provider Exemption”).

Because we may be considered a party in interest with respect to many Plans, the notes may not be purchased, held, or disposed of by any Plan, any entity whose underlying assets include plan assets by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing plan assets of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCE 96-23, 95-60, 91-38, 90-1, or 84-14 or the Service Provider Exemption, or such purchase, holding, or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the notes will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the notes that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing the notes on behalf of or with plan assets of any Plan or with any assets of a governmental, church, or foreign plan that is subject to any federal, state, local, or foreign law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code or (b) its purchase, holding, and disposition are eligible for exemptive relief or such purchase, holding, and disposition are not prohibited by ERISA or Section 4975 of the Code (or in the case of a governmental, church, or foreign plan, any substantially similar federal, state, local, or foreign law).

The fiduciary investment considerations summarized above generally apply to employee benefit plans maintained by private-sector employers and to individual retirement accounts and other arrangements subject to Section 4975 of the Code, but generally do not apply to governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA), and foreign plans (as described in Section 4(b)(4) of ERISA). However, these other plans may be subject to similar provisions under applicable federal, state, local, foreign, or other regulations, rules, or laws (“similar laws”). The fiduciaries of plans subject to similar laws should also consider the foregoing issues in general terms as well as any further issues arising under the applicable similar laws.

Purchasers of the notes have exclusive responsibility for ensuring that their purchase, holding, and disposition of the notes do not violate the prohibited transaction rules of ERISA or the Code or any similar regulations applicable to governmental or church plans, as described above.

This discussion is a general summary of some of the rules which apply to benefit plans and their related investment vehicles. This summary does not include all of the investment considerations relevant to Plans and other benefit plan investors such as governmental, church, and foreign plans and should not be construed as legal advice or a legal opinion. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing notes on behalf of or with “plan assets” of any Plan or other benefit plan investor consult with their legal counsel prior to directing any such purchase.